Exhibit 10.49
AMENDMENT NO.12
TO SHAREHOLDERS’ AGREEMENT OF KIRIN-AMGEN
AMENDMENT NO.12 (this “Amendment”) dated January 31, 2001, to the Shareholders’ Agreement of Kirin-Amgen dated May 11, 1984 (as amended, the “Shareholders’ Agreement”) among Kirin Brewery Co., Ltd., a Japanese corporation with principal offices located at 10-1, Shinkawa 2-chome, Chuo-ku, Tokyo, 104-8288, Japan (“Kirin”), Amgen Inc., a Delaware corporation with principal offices located at One Amgen Center Drive, Thousand Oaks, California 91320 (“Amgen”) and Kirin-Amgen, Inc., a Delaware corporation with principal offices located at c/o Amgen Europe AG, Grabenhof, 6010 Kirens, Switzerland (“Kirin-Amgen”).
WITNESSETH:
     WHEREAS, Kirin, Amgen and Kirin-Amgen entered into RESEARCH, DEVELOPMENT AND TECHNOLOGY DISCLOSURE AGREEMENT: TPO/MGDF (hereinafter, the “Research Agreement”) and TPO/MGDF TECHNOLOGY TRANSFER AGREEMENT, (hereinafter, the “Technology Agreement”; collectively these two agreements shall be referred to as the “Agreements”) and Kirin and Amgen each entered into a TPO/MGDF LICENSE AGREEMENT with Kirin-Amgen (hereinafter respective called the “Kirin License Agreement” and the “Amgen License Agreement”), all these agreements dated December 9, 1994 and effective as of June 14, 1994.
     WHEREAS, this Amendment sets forth certain agreement between the Parties with respect to the manufacture, production and worldwide commercial sale of human diagnostics and reagents relating to TPO/MGDF (as defined in the Agreements).
     WHEREAS, this Amendment also sets forth certain agreement between the Parties with respect to the prior arrangements implemented with respect to the sale of human diagnostics and reagents relating to Epo and G-CSF.
     NOW, THEREFORE, in consideration of the mutual covenants expressed herein and other good and valuable consideration, the parties agree as follows:
1.	COMMERCIAL REAGENT: EXPANSION OF BUSINESS OPPORTUNITIES
     1.01 License to Kirin-Amgen. The Parties hereto agree that Kirin and Amgen each grant Kirin-Amgen a royalty-free, exclusive and worldwide license to develop, make, have made, use, sell and have sold human diagnostics and commercial reagents, including but not limited to a reagent, kit or service using such reagent and/or kit, relating to TPO/MGDF (“TPO/MGDF Commercial Reagent”) for uses not included within Human Pharmaceutical Use (as defined in the Agreements) and not included as veterinary or animal uses (the “Field of Use”). The Parties agree that the right to develop, make, have made, use, sell and have sold TPO/MGDF Commercial Reagent shall include the right to develop, make, have made, use, sell and have sold antibodies relating to the TPO/MGDF to the extent required for use in TPO/MGDF Commercial Reagent within the Field of Use.
     1.02 License to Kirin and Amgen. The Parties hereto agree that Kirin-Amgen grants Kirin and Amgen, respectively, a royalty-free, co-exclusive (with Amgen and Kirin only) and worldwide license to develop, make, have made, use, sell and have sold the TPO/MGDF Commercial Reagent in the Field of Use.
     1.03 Territories. Amgen’s right granted by Kirin-Amgen under the Amgen License Agreement shall be royalty-free, worldwide and co-exclusive with Kirin with respect to the TPO/MGDF Commercial Reagent. Kirin’s right granted by Kirin-Amgen under the Kirin License Agreement shall be royalty-free, worldwide and co-exclusive with Amgen with respect to the TPO/MGDF Commercial Reagent.
2.	FIRST COMMERCIAL SALE
     The Parties hereto agree that the sale of TPO/MGDF Commercial Reagent shall not be considered to be the First Commercial Sale (as defined in the Research Agreement). Except for the purpose of the sale or promotion of the TPO/MGDF Commercial Reagent, neither Kirin nor Amgen shall provide TPO/MGDF to third parties in any country outside of their respective territories (as defined as “Kirin Territory” and “Amgen Territory” in the Agreements) without prior written consent of the other party, prior to the First Commercial Sale of TPO/MGDF by the other party or its affiliates or licensees in that country.
3.	CONSISTENCY WITH SHAREHOLDERS’ AGREEMENT; RATIFICATION
     3.01 Consistency. The rights and obligations of the Parties hereto with respect to this Amendment No. 12 as an expansion of Kirin-Amgen’s business opportunities are otherwise consistent with the Shareholders’ Agreement.
     3.02 Ratification. All of the terms and conditions of the Shareholders’ Agreement as amended by this Amendment No.12 are hereby ratified and confirmed in all respects.
4.	FURTHER INSTRUMENTS
     The Parties hereto agree to perform any and all further acts and execute and deliver any and all further documents and/or instruments which may be reasonable or necessary to carry out the provisions of this Amendment.

5.	RATIFICATION OF PAST ARRANGEMENTS WITH RESPECT TO HUMAN DIAGNOSTICS AND COMMERCIAL REAGENT SALES OF EPO AND G-CSF
     The parties agree and acknowledge and hereby formally ratify the following:
     A. Effective as of January 1, 1991: Amgen shall have exclusive, royalty-free rights to sell human diagnostics and commercial reagents of EPO throughout the world with the exception of Japan; Kirin shall have the exclusive royalty-free rights to sell human diagnostics and commercial reagents of EPO within Japan. Except as modified herein, the terms of such agreement are set forth in Amendment No. 1 to the Shareholders’ Agreement and the relevant exhibits thereto.
     B. Effective as of January 1, 1991: Amgen shall have exclusive, royalty-free rights to sell human diagnostics and commercial reagents of G-CSF within the United States, Europe, Australia, Canada and New Zealand; Kirin shall the exclusive royalty-free rights to sell human diagnostics and commercial reagents of G-CSF within Japan, Korea, Taiwan and the PRC; Kirin and Amgen shall share co-exclusive, royalty-free rights to sell human diagnostics and commercial reagents of G-CSF for the rest of the world.
     C. There will be no alteration, adjustment or correction in the past payment (or lack of payment) of any royalty related to sales of commercial reagents or human diagnostics for EPO or G-CSF by either Party prior to the execution of this document. The Parties ratify all previous activity in the area of accounting for past sales.
     D. Except as specifically set forth above, this subsection does not alter or amend any existing agreement involving Kirin, Amgen and/or Kirin-Amgen with respect to human diagnostics and/or commercial reagents.
     IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized representatives in the manner legally binding on them.

Kirin Brewery Co., Ltd.		Amgen Inc.

/s/ Koichiro Aramaki		/s/ Craig Brooks

By: Koichiro Aramaki		By: Craig Brooks

Title:	President, Pharmaceutical Division	Title: Vice President, APLA

Kirin-Amgen, Inc.

/s/ Katsuhiko Asano

By: Katsuhiko Asano, Ph.D.
Title: Chairman